EXHIBIT 10.1

2012 AMEREN EXECUTIVE INCENTIVE PLAN FOR OFFICERS

SUMMARY

The Ameren Executive Incentive Plan (EIP) is intended to reward eligible Officers for their contributions to Ameren’s success. The EIP rewards Officers for Ameren’s earnings per share (EPS) results and individual performance. The EIP is approved by the Human Resources Committee of Ameren’s Board of Directors (“Committee”). Ameren reserves the right at its sole discretion to revise, modify, continue or discontinue the EIP after the current plan year.

EIP ELIGIBILITY

All Officers who are actively employed on December 31, 2012 are eligible to participate in the EIP pursuant to the terms described herein. Additionally, Officers who terminate employment during the plan year (or following the plan year but before the award is paid) because they retire, die, become disabled, or are involuntarily terminated as a result of a reduction in force, elimination of position, or change in strategic demand, are eligible to participate in the EIP pursuant to the terms described herein. Officers who voluntarily or involuntarily terminate employment for any reason other than those reasons described in the prior sentence during the plan year or following the plan year but before awards are paid, forfeit participation in the EIP.

AWARD OPPORTUNITIES

Award opportunity percentages are set by the Human Resources Committee of the Board of Directors. Officers will receive individual communication regarding their incentive target opportunity expressed as a percentage of their 2012 base salary. 2012 base salary is defined, generally, as the salary at the end of the plan year or at the time of eligible termination, if earlier. However, if salary changes during the plan year, proration will apply as specified in “Job changes during plan year (e.g. salary increase, new role, etc.)” under “Impact of Employment Events” (below).

PLAN STRUCTURE

The EIP is designed to reward Officers for their contributions to Ameren’s success. This is accomplished by rewarding Officers for the achievement of EPS goals and their own personal contributions to Ameren’s performance. The EIP has four primary components: (1) EPS targets; (2) a base award; (3) an individual performance modifier; and (4) an individual incentive payout. These components are described in more detail below.

EPS Targets

Ameren Officers have a responsibility to drive shareholder value through earnings performance. Thus, EPS performance is the primary metric used to establish award opportunities.

Three levels of EPS achievement will be established to reward eligible Officers for results achieved in EPS performance. Achievement of EPS falling between the established levels will be interpolated. The three levels are defined as follows:

1.	Threshold: Threshold is the minimum level of Ameren EPS achievement necessary for incentive funds to be available. This level of EPS must be achieved to justify the payment based on our fiduciary responsibility to our shareholders.

2.	Target: This is the targeted level of Ameren EPS achievement.

3.	Maximum: This level shares higher rewards in years of outstanding financial performance. This level will be very difficult to achieve, but in years of outstanding performance, Officers will share in Ameren’s success.

Base Award

Following the conclusion of the plan year, Ameren’s EPS will be measured. Achievement levels may be adjusted to include or exclude specified items of an unusual nature or non-operating or significant events not anticipated in the business plan when EPS achievement levels were established as determined by the Committee at its sole discretion and as permitted by the Ameren Corporation 2006 Omnibus Incentive Compensation Plan (“Plan”). Using these performance results, a formulaic base award will be determined for each Officer. This base award will then be subject to modification based on the Officer’s individual performance as described below.

Individual Performance Modifier

The base award for each Officer may be adjusted up by as much as 50% or down by as much as 50% with the ability to pay zero for poor or non-performance, based on the Officer’s individual contributions and performance during the plan year, as determined by the Committee at its sole discretion and as permitted by the Plan. Demonstrated leadership and the achievement of key operational goals will be considered when modifying the base award for each Officer.

Individual Incentive Payout

The individual incentive payout represents the actual incentive award an Officer will receive as a result of both Ameren’s performance and the Officer’s own individual performance. Subject to the terms described herein, the maximum payout under the EIP is 200% of the Officer’s target incentive opportunity.

EIP PAYOUT

Awards will be paid by March 15, 2013.

Impact of Employment Events

The following table shows the impact of various employment events.

Employment Event	Payout

Hire during plan year	The award pays out by March 15, 2013 based on 2012 base salary and EPS performance, pro rata for the number of days worked in the plan year and subject to the individual performance modifier.

Job changes during plan year (e.g. salary increase, new role, etc.)	The award pays out by March 15, 2013, pro rata based on any changes in target incentive opportunity, salary, performance metric and/or plan eligibility for each respective time period during the plan year, and subject to the individual performance modifier.

Death, disability or retirement during plan year or following plan year but before award is paid	The award pays out by March 15, 2013 based on 2012 base salary and EPS performance, pro rata for the number of days worked in the plan year, and subject to the individual performance modifier.

Paid, unpaid or military leave of absence during plan year	Treated as a period of normal employment.

Involuntary termination as a result of a reduction in force, elimination of position, or change in strategic demand	The award pays out by March 15, 2013 based on 2012 base salary and EPS performance, pro rata for the number of days worked in the plan year, and subject to the individual performance modifier, assuming the eligible participant signed and returned the Company’s approved general release and waiver within 45 days of termination and the seven day revocation period (from the date of signed release) has expired.

Other voluntary termination or for-cause termination	No payout if termination occurs during the plan year or following the plan year but before award is paid.

Change of control	The impact of Change of Control is described in the Second Amended and Restated Ameren Corporation Change Of Control Severance Plan, as amended. Please refer to this document for further information.

The Committee will review and has the authority to approve the final amount of payment. The final payment granted is final and conclusive and not subject to review.

CONTACT

Questions regarding this plan may be directed to the Manager, Talent Management & Executive Compensation at 314.554.2049, or the Executive Compensation Lead at 314.206.0642.

ADMINISTRATION

This EIP and the employee’s rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee or its designee may adopt for administration of the Plan. The Committee, or its designee, is authorized to administer, construe and make all determinations necessary or appropriate to the administration of this EIP, all of which will be binding upon participants. If any provision of this EIP conflicts in any manner with the Plan, the terms of the Plan shall control.

MISCELLANEOUS

No employee shall have any claim or right to receive an award under this EIP. Neither this EIP nor any action taken hereunder shall be construed as giving an employee any right to be retained by Ameren Corporation or any of its subsidiaries or to limit in any way the right of Ameren Corporation or any of its subsidiaries to change such employee’s compensation or other benefits or to terminate the employment or service of such person with or without cause. For purposes of this EIP, the transfer of employment by an employee between subsidiaries shall not be deemed a termination of the employee’s employment.